Exhibit 99.1

Critical Therapeutics Reports Financial Results for the Three and Nine
                    Months Ended September 30, 2007

      Company Initiates Review of Business Strategy and Strategic
                             Alternatives


    LEXINGTON, Mass.--(BUSINESS WIRE)--Nov. 8, 2007--Critical Therapeutics, Inc. (Nasdaq: CRTX) today reported financial results for the three and nine months ended September 30, 2007. The Company also announced that it is currently considering potential changes to its business strategy and has engaged an investment bank to advise it on potential strategic alternatives.

    "We have accomplished of a number of significant milestones during the past twelve months and do not believe that our current valuation is reflective of the true value of our assets," said Frank Thomas, President and Chief Executive Officer. "Therefore, we have initiated a comprehensive process to evaluate other strategies that might better maximize the value of our assets and ultimately realize value for our shareholders."

    For the three months ended September 30, 2007, the Company posted a net loss of $7.8 million, or $0.18 per share, based on 42.6 million weighted average common shares outstanding. This compares with a net loss of $8.9 million, or $0.26 per share, for the same period in 2006, based on 34.3 million weighted average shares outstanding. The increase in common shares outstanding resulted primarily from the Company's registered direct offering of 7.5 million shares in October 2006.

    During the third quarter of 2007, product sales of ZYFLO(R) (zileuton tablets), the Company's immediate-release formulation of zileuton, and twice-daily ZYFLO CR(TM) (zileuton) extended-release tablets totaled $3.1 million, compared with product sales of ZYFLO that totaled $1.9 million in the third quarter of 2006, an increase of 66 percent. Critical Therapeutics and Dey, L.P. (DEY), a subsidiary of Mylan Inc., launched ZYFLO CR in the U.S. on September 27, 2007 for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. Third quarter 2007 sales of ZYFLO CR included initial shipments to wholesalers of approximately 4,300 units, representing approximately $870,000 in revenue.

    Cash and short-term investments totaled $34.0 million as of September 30, 2007, compared with $40.5 million at June 30, 2007 and $40.2 million at September 30, 2006. Net cash expenditures in the third quarter of 2007 were $6.4 million, compared with net cash expenditures of $12.0 million in the third quarter of 2006 and $5.5 million in the second quarter of 2007. As of September 30, 2007, the Company had 43.1 million common shares outstanding, excluding warrants and stock options.

    Review of Business Strategy and Future Operations

    The board of directors and management are seeking to maximize the value of the Company's commercial organization and product development programs. Together, they are currently evaluating a range of strategic alternatives that could result in potential changes to the Company's current business strategy and future operations. The alternatives could include one or more potential transactions, such as the sale or divestiture of certain assets of the Company, the merger or sale of the Company, or other strategic transactions. The Company has engaged Lazard to advise it in considering potential strategic alternatives. Pending any decision to change strategic direction, the Company is continuing its commercial and development activities in accordance with its existing business strategy with an increased focus on the Company's cash position.

    There can be no assurance that the evaluation of strategic alternatives will lead to a change in the Company's current business strategy or result in one or more transactions. The Company does not intend to comment on the status of its evaluation of strategic alternatives unless and until there are material developments. As a result of potential changes in the strategic direction of Critical Therapeutics, the Company does not have sufficient information at this time to estimate the impact these potential changes or future transactions may have upon the operations of the Company and therefore is withdrawing its previously provided financial guidance.

    Recent Developments

    Since the end of the second quarter of 2007, Critical
Therapeutics:

    -- Began promoting ZYFLO CR in the U.S. together with its co-promotion partner, DEY. With a combined sales force of approximately 240 representatives, Critical Therapeutics and DEY are marketing ZYFLO CR to a targeted group of allergists, pulmonologists and primary care physicians. ZYFLO CR and ZYFLO are the only FDA-approved leukotriene synthesis inhibitors for the prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older.

    --  Began promoting Perforomist(TM) (formoterol fumarate)
        Inhalation Solution, DEY's product for the long-term maintenance treatment of Chronic Obstructive Pulmonary Disease
        (COPD) on October 8, 2007.

    --  Initiated three clinical studies:

    1. In July 2007, Critical Therapeutics initiated a Phase IV clinical trial designed to evaluate the efficacy of ZYFLO CR as an add-on therapy in asthma patients whose symptoms are uncontrolled despite taking moderate doses of inhaled corticosteroids.

    2. In October 2007, the Company initiated a Phase I clinical trial to assess the safety, tolerability, pharmacokinetic and pharmacodynamic profile of an oral single dose of the R(+) isomer of zileuton in healthy subjects.

    3. In October 2007, Critical Therapeutics initiated a Phase II clinical trial to assess the effect on pulmonary function, safety, tolerability and the pharmacokinetic profile of the injectable formulation of zileuton (zileuton injection).

    -- Commenced enrollment of patients in the LEUKO study, a randomized, double-blind, placebo-controlled clinical trial designed to examine the safety and efficacy of ZYFLO, in addition to usual care, for the treatment of acute exacerbations of COPD in 520 patients requiring hospitalization. The LEUKO study is being sponsored and funded by the National Heart, Lung and Blood Institute, part of the National Institutes of Health.

    -- Continued to execute on its publication strategy with the announcement of two peer-reviewed publications:

    1. Data from a Phase III clinical trial that was conducted primarily to evaluate the efficacy of ZYFLO CR compared with placebo was published in the Annals of Allergy, Asthma & Immunology.

    2. Data from a 12-month, open-label, safety surveillance study that was designed to evaluate the long-term safety of ZYFLO and establish appropriate monitoring guidelines for liver function testing
(LFT) were published in the Drug Safety edition of the Official
Journal of the International Society of Pharmacovigilance.

    Financial Results for the Three Months Ended September 30, 2007
and 2006

    Total revenue for the three months ended September 30, 2007 was $3.2 million, compared with $4.4 million for the same period in 2006.

    Revenue for the third quarter of 2007 included:

    -- Sales of ZYFLO and ZYFLO CR that accounted for $3.1 million in revenue, or 97 percent of total revenue. This compares with revenue from sales of ZYFLO of $1.9 million, or 43 percent of total revenue, in the third quarter of 2006. The 66 percent increase in product revenue is primarily attributable to the recognition of $870,000 in net product sales from ZYFLO CR, which was launched on September 27, 2007, and an 11 percent increase in ZYFLO's wholesale acquisition price compared to the corresponding period in 2006. Starting January 1, 2007, the Company began recognizing revenue from product sales when the product was shipped to third-parties, less an estimate of expected product returns. Prior to this change, the Company recognized revenue from product sales only when the product was dispensed through patient prescriptions.

    -- Collaboration and license revenue of $93,000 from Critical Therapeutics' HMGB1 collaboration with MedImmune, Inc. and its license agreement with Innovative Metabolics, Inc. to develop medical device approaches to stimulating the vagus nerve. This compares with collaboration and license revenue of $2.5 million in the third quarter of 2006. The decrease is associated with a decline in collaboration revenue from MedImmune. The Company's future collaboration and license revenue from the MedImmune, Beckman Coulter and Innovative Metabolics agreements will primarily be recognized in periods when milestones are achieved, as all of the up-front payments under these agreements have now been fully amortized or recorded.

    Total operating expenses for the three months ended September 30, 2007 totaled $11.4 million, compared with $13.8 million for the same period in 2006, a decrease of 18 percent.

    Total operating expenses for the third quarter of 2007 included:

    -- Cost of products sold that totaled $1.2 million, compared with $267,000 in the third quarter of 2006. Costs of products sold in the third quarter of 2007 consisted of manufacturing, distribution and other costs related to ZYFLO and ZYFLO CR and royalties paid to Abbott and SkyePharma related to ZYFLO and ZYFLO CR, as well as reserves established for excess or obsolete inventory. The Company recorded $219,000 of inventory write-offs in the third quarter of 2007 and did not record any inventory write-offs in the third quarter of 2006. Gross margins from product sales were 61 percent in the third quarter of 2007, compared with 86 percent in the third quarter 2006. In addition to the inventory write-offs in the third quarter of 2007, the decrease in gross margins is primarily related to higher manufacturing costs for ZYFLO CR and additional royalty obligations to SkyePharma for use of its controlled-release technology in ZYFLO CR. The Company also granted certain launch incentives to wholesalers during the third quarter of 2007 that resulted in lower margins for ZYFLO CR.

    -- Research and development (R&D) expenses that decreased $2.8 million, or 42 percent, to $3.9 million, compared with $6.7 million in the third quarter of 2006. This decrease was primarily due to a reduction in the number of employees performing R&D functions and nonrecurring milestone payments that were made in the third quarter of 2006. These decreases were partially offset by additional clinical costs related to the ZYFLO CR Phase IV clinical trial initiated in July 2007.

    -- Sales and marketing expenses that totaled $3.6 million, compared with $3.9 million in the third quarter of 2006. The decrease was primarily associated with the 2006 reduction in the Company's sales force, partially offset by promotional and other marketing expenses associated with the launch of ZYFLO CR and the Company's marketing obligations under its co-promotion agreement with DEY.

    -- General and administrative (G&A) expenses that totaled $2.7 million, compared with $2.9 million in the third quarter of 2006. The decrease was primarily due to a reduction in the number of employees performing G&A functions.

    Financial Results for the Nine Months Ended September 30, 2007 and
2006

    Total revenue for the nine months ended September 30, 2007 was $10.1 million, compared with $10.2 million for the same period in 2006. Product sales of ZYFLO and ZYFLO CR accounted for $8.3 million of revenue during the first nine months of 2007, compared with $4.7 million of product sales for ZYFLO during the first nine months of 2006, an increase of 76 percent. Starting January 1, 2007, the Company began recognizing revenue from product sales when the product was shipped to third-parties, less an estimate of expected product returns. Prior to this change, the Company recognized revenue from product sales only when the product was dispensed through patient prescriptions.

    Critical Therapeutics' collaboration with MedImmune and its license agreements with Beckman Coulter and Innovative Metabolics accounted for $1.8 million in revenue during the first nine months of 2007, compared with $5.4 million from the MedImmune collaboration and the Beckman Coulter license agreement during the first nine months of 2006.

    Total operating expenses for the nine months ended September 30, 2007 were $37.0 million, compared with $52.1 million for the same period in 2006, a decrease of 29 percent. The decrease was primarily due to a reduction in the number of employees and certain R&D programs.

    Research & Development Update

    Critical Therapeutics' preclinical and clinical development programs continue to progress with the initiation of three clinical trials during the third quarter of 2007.

    ZYFLO CR Phase IV Trial

    In July 2007, the Company initiated a Phase IV clinical trial to evaluate ZYFLO CR as an add-on therapy in asthma patients to support sales and marketing efforts for ZYFLO CR. The randomized, double-blind, placebo-controlled trial involving 400 patients will assess the effect of ZYFLO CR on lung function, asthma control and symptomatic response in adults whose asthma is not effectively controlled with moderate doses of inhaled corticosteroids.

    Zileuton Injection Phase II Trial

    The Company plans to develop an injectable formulation of zileuton for adjunctive use in emergency room or urgent care settings for acute asthma patients. In October 2007, the Company initiated a Phase II clinical trial focused on assessing efficacy and identifying the optimal dose to be tested in Phase III clinical trials. A total of 36 patients with stable chronic asthma are scheduled to be enrolled in the randomized, multi-center, double-blind, three-period crossover trial.

    R(+) Zileuton Phase I Trial

    In October 2007, Critical Therapeutics initiated a Phase I clinical trial to assess the safety, tolerability, pharmacokinetic and pharmacodynamic profile of an oral single dose of the R(+) isomer of zileuton. A total of 12 healthy subjects were enrolled in the randomized, open-label, single-center, two-period crossover trial. The Company believes that the successful development of the R(+) isomer could lead to potential dosing improvements for patients, an enhanced product profile for zileuton for the treatment of asthma and provide for possible development opportunities in other inflammatory diseases, including COPD and nasal polyps.

    Alpha-7 Program

    The Company's alpha-7 nicotinic receptor program, which is directed at the discovery and development of novel small molecule drugs for the treatment of inflammation, has selected a lead compound that is currently in preclinical development. The Company believes that this innovative anti-inflammatory approach has the potential for broad applications in both acute and chronic inflammatory diseases. The Company expects to begin GLP toxicology studies in 2008 and submit an Investigational New Drug (IND) application in the second half of 2008.

    HMGB1 Program

    The Company is collaborating with MedImmune on the development of a human monoclonal antibody to the cytokine HMGB1. The collaboration has identified potential clinical candidates that have shown efficacy in pre-clinical models of arthritis and lupus. The joint development team expects its next step to be the selection of a clinical candidate for the development of HMGB1 antibodies for inflammatory diseases, such as sepsis, lupus or rheumatoid arthritis.

    Conference Call Information

    Critical Therapeutics will hold an audio webcast and conference call today to discuss the Company's third quarter 2007 financial results and strategy. Investors and other interested parties can access the call as follows:

    Date: Thursday, November 8, 2007

    Time: 5:00 p.m. (eastern)

    Dial-in: (877) 719-9796 (U.S. and Canada)

    (719) 325-4767 (International)

    Webcast Information: www.crtx.com

    A live and archived audio webcast of the conference call will be available for 30 days in the "Investors" section of Critical
Therapeutics' website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About ZYFLO CR and ZYFLO

    ZYFLO CR(TM) (zileuton) extended-release tablets and ZYFLO are the only FDA-approved leukotriene synthesis inhibitors for the prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO CR and ZYFLO are not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO CR and ZYFLO can be continued during acute exacerbations of asthma.

    The recommended dose of ZYFLO CR is two 600 mg extended-release tablets twice daily, within one hour after morning and evening meals, for a total daily dose of 2400 mg. The recommended dose of ZYFLO is one 600 mg immediate-release tablet four times a day for a total daily dose of 2400 mg.

    ZYFLO CR and ZYFLO are contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal. A small percentage of patients treated with ZYFLO CR (2.5%) and ZYFLO (1.9%) in placebo-controlled trials showed an increased release of a liver enzyme known as ALT and bilirubin (an orange or yellowish pigment in bile). As a result, the level of liver enzymes in patients treated with ZYFLO CR and ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO CR and ZYFLO and repeat the test on a regular basis while patients are on the medication. Patients taking ZYFLO CR and theophylline should reduce the theophylline dose by 50%. Patients taking ZYFLO CR and propranolol or warfarin should be monitored and doses adjusted as appropriate. Most common side effects associated with the use of ZYFLO CR and ZYFLO are sinusitis, nausea and pharyngolaryngeal pain and abdominal pain, upset stomach and nausea, respectively.

    For full prescribing information for ZYFLO CR, please visit www.zyflocr.com or call the Company's toll free telephone number
1-866-835-8216 to request medical information.

    For full prescribing information for ZYFLO, please visit www.zyflo.com or call the Company's toll free telephone number
1-866-835-8216 to request medical information.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to two FDA-approved drugs for the prevention and chronic treatment of asthma in patients 12 years of age and older: twice-daily ZYFLO CR(TM) (zileuton) extended-release tablets and ZYFLO(R) (zileuton tablets). Critical Therapeutics is developing products for acute asthma attacks that lead patients to the emergency room and other urgent care settings. The Company also is developing therapies directed toward the body's inflammatory response. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding our commercial launch of ZYFLO CR; possible therapeutic benefits, market acceptance and future sales of ZYFLO CR and ZYFLO; the anticipated success of our co-promotion arrangements with DEY; the commercial launch of Perforomist; the progress and timing of our drug development programs and related trials; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, and projected costs; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: our ability to successfully market and sell ZYFLO CR and ZYFLO, including the success of our co-promotion arrangement with DEY; our current review of our business strategy and future operations, and the implementation of changes in our strategy and future operations, if any, approved by our Board of Directors; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO CR and ZYFLO; patient, physician and third-party payor acceptance of ZYFLO CR and ZYFLO as safe and effective therapeutic products; adverse side effects experienced by patients taking ZYFLO or ZYFLO CR; our heavy dependence on the commercial success of ZYFLO CR and ZYFLO; our ability to maintain regulatory approvals to market and sell ZYFLO CR and ZYFLO; the success of our co-promotion arrangement with DEY for Perforomist; our ability to successfully enter into additional strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; our ability to obtain the substantial additional funding required to conduct our development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO CR, our discoveries and our drug candidates. These and other risks are described in greater detail in the "Risk Factors" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

    In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may make. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.

    ZYFLO CR(TM) is a trademark of Critical Therapeutics, Inc.

    Perforomist(TM) is a trademark of Dey, L.P.

    Financial Tables Follow


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                      Three Months Ended         Nine Months Ended
                         September 30,             September 30,
 in thousands
  except share and
  per share data          2007         2006         2007         2006
------------------ ---------------------------------------------------
 Revenues:
  Net product
   sales           $     3,126  $     1,879  $     8,311  $     4,710
  Revenue under
   collaboration
   and license
   agreements               93        2,499        1,830        5,446
   Total revenues        3,219        4,378       10,141       10,156
 Costs and
  expenses:
  Cost of products
   sold                  1,232          267        2,653        1,662
  Research and
   development           3,939        6,736       16,961       23,063
  Sales and
   marketing             3,574        3,906        8,156       16,476
  General and
   administrative        2,653        2,907        9,241       10,916
   Total costs and
    expenses            11,398       13,816       37,011       52,117
 Operating loss         (8,179)      (9,438)     (26,870)     (41,961)
 Other income
  (expense):
  Interest income          474          612        1,628        2,100
  Interest expense         (81)         (54)        (150)        (169)
   Total other
    income                 393          558        1,478        1,931
 Net loss              ($7,786)     ($8,880)    ($25,392)    ($40,030)
------------------ ---------------------------------------------------

 Net loss per
  share                 ($0.18)      ($0.26)      ($0.60)      ($1.17)
------------------ ---------------------------------------------------

 Basic and diluted
  weighted-average
  common shares
  outstanding       42,615,318   34,251,656   42,548,001   34,184,551
------------------ ---------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

                                                 September   December
                                                        30,        31,
 in thousands                                          2007       2006
----------------------------------------------- ----------- ----------
 Assets:
 Current assets:
  Cash and cash equivalents                     $  33,696   $  48,388
  Accounts receivable, net                          2,186         877
  Amount due under collaboration agreements            31         650
  Short-term investments                              350         650
  Inventory, net                                    4,235       4,048
  Prepaid expenses and other                        1,651         980
    Total current assets                           42,149      55,593
 Fixed assets, net                                  1,702       2,421
 Other assets                                         568         168
 Total assets                                   $  44,419   $  58,182
----------------------------------------------- ----------- ----------

 Liabilities and Stockholders' Equity:
 Current liabilities:
  Current portion of long-term debt and capital
   lease obligations                            $     548   $   1,012
  Current portion of accrued license fees           1,816           -
  Accounts payable                                  1,752       1,049
  Accrued expenses                                  4,161       3,941
  Deferred collaboration revenue                        -         675
  Deferred product revenue, net                         -       1,178
  Deferred co-promotion fees                        6,615           -
    Total current liabilities                      14,892       7,855
 Long-term debt and capital lease obligations,
  less current portion                                 49         421
 Long-term portion of accrued license fees,
  less current portion                              1,734           -
 Stockholders' equity:
  Preferred stock                                       -           -
  Common stock                                         43          43
  Additional paid-in capital                      207,514     204,378
  Deferred stock-based compensation                   (22)        (99)
  Accumulated deficit                            (179,791)   (154,399)
  Accumulated other comprehensive loss                  -         (17)
    Total stockholders' equity                     27,744      49,906
 Total liabilities and stockholders' equity     $  44,419   $  58,182
----------------------------------------------- ----------- ----------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                                                  Nine Months Ended
                                                    September 30,
 in thousands                                        2007        2006
----------------------------------------------- ----------- ----------
 Cash flows from operating activities:
  Net loss                                       ($25,392)   ($40,030)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization expense              483         745
   Accretion (amortization) of premiums on
    short-term investments and other                   72         (72)
   Loss on disposal of fixed assets                    27          51
   Lease abandonment charge                           286           -
   Reserve for inventory                              476         757
   Preferred stock received in license
    agreement, net                                   (400)          -
   Stock-based compensation expense                 2,914       6,009
   Changes in assets and liabilities:
    Accounts receivable                            (1,309)        129
    Amount due under collaboration agreements         619         (45)
    Inventory                                        (663)     (1,751)
    Prepaid expenses and other                       (671)      1,093
    Accounts payable                                  703      (3,107)
    Accrued expenses                                  (66)       (237)
    Accrued license fees                            3,495           -
    Deferred collaboration revenue                   (675)     (4,696)
    Deferred product revenue                       (1,178)       (445)
    Deferred co-promotion fees                      6,615           -
     Net cash used in operating activities        (14,664)    (41,599)
 Cash flows from investing activities:
  Proceeds from sales of fixed assets                 216           -
  Purchases of fixed assets                            (7)       (376)
  Proceeds from sales and maturities of short-
   term investments                                   300      32,855
  Purchases of short-term investments                   -     (11,802)
     Net cash provided by investing activities        509      20,677
 Cash flows from financing activities:
  Proceeds from exercise of stock options             299         121
  Repayments of long-term debt and capital
   lease obligations                                 (836)       (899)
     Net cash used in financing activities           (537)       (778)
 Net decrease in cash and cash equivalents        (14,692)    (21,700)
 Cash and cash equivalents at beginning of
  period                                           48,388      57,257
 Cash and cash equivalents at end of period     $  33,696   $  35,557
----------------------------------------------- ----------- ----------

    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Vice President, Investor & Media Relations llennox@crtx.com